EXHIBIT 21

MONARCH FINANCIAL HOLDINGS, INC.

SUBSIDIARIES OF REGISTRANT

1. Monarch Financial Holdings, Inc. owns 100% of Monarch Bank, a Virginia corporation

2. Monarch Bank owns 100% of Monarch Investment, LLC, a Virginia limited liability company

3. Monarch Bank owns 100% of Monarch Capital, LLC, a Virginia limited liability company

4. Monarch Investment, LLC, owns 51% of Home Mortgage Solutions, L.L.C., a Virginia limited liability company

5. Monarch Investment, LLC, owns 51% of Coastal Home Mortgage Company, L.L.C., a Virginia limited liability company

6. Monarch Investment, LLC, owns 75% of Real Estate Security Agency, L.L.C., a Virginia limited liability company